Exhibit 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Hong Yuan Holding Group

We hereby consent to the inclusion of our report dated May 7, 2026, relating to the consolidated financial statements of Hong Yuan Holding Group (the “Company”) as of December 31, 2025 and for the year then ended, in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025.

Aloba, Awomolo & Partners - PCAOB ID# 7275

Ibadan, Nigeria

September 14, 2026